Exhibit 99.1

News Release

Media Contacts:
Mark Brender	Amy Shanks
GeoEye	LeGrand Hart for GeoEye
(703) 480-9562 (303)	298-8470 ext. 273
brender.mark@geoeye.com	ashanks@legrandhart.com

GeoEye’s Next-Generation Satellite Reaches Major Milestone
GeoEye-1’s Camera Delivered to General Dynamics for Integration
     DULLES, Va., Jan. 19, 2007 — GeoEye, the world’s largest commercial satellite imaging company (Nasdaq: GEOY), announced today the delivery of the camera for its next-generation commercial imaging satellite to General Dynamics Advanced Information Systems in Gilbert, Arizona for integration into the satellite. When operational, GeoEye-1 will be the world’s highest resolution commercial imaging satellite.
     ITT (Rochester, New York) built the sensor, optical telescope assembly, detectors and focal plane assembly, and the high-speed digital processing electronics. The sensor is the single most important component of GeoEye-1 and it is considered a major milestone when the sensor is delivered to the prime contractor. The sensor was delivered to General Dynamics earlier this week.
     The major components have now been delivered and the process of integration and testing has begun in preparation for launch. However, GeoEye believes it is possible that integration and testing may not be concluded in time to support a launch this spring for which it is currently scheduled. As a result of this and the busy Delta II launch schedule, GeoEye is working towards a launch from Vandenberg AFB, Calif. during the third quarter of 2007.
     GeoEye-1 will be lifted into a near-polar orbit by a Delta II launch vehicle procured by Boeing Launch Services (Huntington Beach, Calif.) from United Launch Alliance, Denver, Colo. This launch vehicle is the most reliable launch vehicle in its class.
     “Getting the major components in house and in good condition is a critical achievement toward the successful completion of the program,” said Bill Schuster, GeoEye’s chief operating officer. “The effort now is to bring these pieces together and to thoroughly test the fully integrated system prior to launch to ensure that GeoEye-1 will meet all program performance objectives when it is placed into service. Our goal is 100 percent mission success.”
The GeoEye-1 Satellite
     GeoEye-1, tipping the scales at 4,310 pounds (1,955 kilograms), will be the world’s highest resolution commercial Earth-imaging satellite. Designed to take images of the Earth from 425 miles (684 kilometers) in space while moving at an orbital velocity of about 7.5 km per second (or 16, 776 miles per hour), the satellite will be able to discern or ‘see’ objects on the Earth’s surface as small as 0.41-meters panchromatic (black and white), or about 16 inches in size. The GeoEye-1 satellite also carries a 1.65-meter resolution multispectral (color) sensor.

     The satellite will be able to collect up to 700,000 square kilometers of panchromatic or up to 350,000 square kilometers of multispectral imagery per day. This capability is ideal for large-scale mapping projects. GeoEye-1 will have the capability of revisiting any point on Earth once every three days or sooner. Importantly, the satellite will be able to precisely map (without ground control points) an object’s location to within three meters of its true position on the surface of the Earth. This degree of inherent geolocation accuracy has never been achieved in any commercial imaging system and will benefit a broad array of government and industry customers, including defense and intelligence, homeland security, oil and gas and mining, insurance, agriculture, mapping, state and local governments, land use management, disaster management, and many others.
About GeoEye
Headquartered in Dulles, Va., GeoEye is the world’s largest commercial satellite imagery company, delivering high-quality and the most accurate imagery and products to better map, measure, monitor and manage the world. GeoEye was formed as a result of ORBIMAGE’s acquisition of Space Imaging in January 2006. The company is the premier provider of geospatial data, information and value-added products for the national security community, strategic partners, resellers and commercial customers. GeoEye operates a constellation of three Earth imaging satellites — OrbView-2, OrbView-3 and IKONOS — and possesses an international network of more than a dozen regional ground stations, a robust image archive, and advanced geospatial imagery processing capabilities that are unmatched in the satellite imagery industry. Its products are the cornerstone of the remote-sensing industry enabling a wide array of applications including intelligence gathering for national security and defense, mapping, local government planning, and natural resources and environmental monitoring. The company was listed on Nasdaq in September 2006. GeoEye maintains a comprehensive Quality Management System (QMS) and has achieved corporate-wide ISO accreditation. For more information, visit www.geoeye.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. ORBIMAGE’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Corporate Secretary, at 703-480-5672.
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